                                            Filed pursuant to Rule 424(b)(2)
                                            Registration Statement No. 33-63227

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 1, 1996)

$200,000,000

TEXTRON INC.                                                              (LOGO)
6 5/8% NOTES DUE 2007
The 6 5/8% Notes due 2007 (the "Notes") which will mature on November 15, 2007 are being offered by Textron Inc. (the "Company" or "Textron"). Interest on the Notes will be payable semiannually on May 15 and November 15 of each year, commencing May 15, 1998.

The Notes are not redeemable prior to maturity. See "Description of the Notes -- Certain Terms of the Notes".

The Company will use the net proceeds from the sale of the Notes offered hereby for repayment of commercial paper. See "Use of Proceeds".

The Notes will be represented by a Global Note registered in the name of the nominee of The Depository Trust Company, as Depositary. See "Description of the Notes -- Delivery and Form; -- Book-Entry System; -- Same-Day Settlement and Payment".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                                             PRICE TO          UNDERWRITING      PROCEEDS TO
                                             PUBLIC(1)         DISCOUNT          THE COMPANY(1)(2)
Per Note................................     100.000%          .650%             99.350%
Total...................................     $200,000,000      $1,300,000        $198,700,000

--------------------------------------------------------------------------------
(1) Plus accrued interest, if any, from November 21, 1997, to the date of delivery.
(2) Before deducting expenses payable by the Company estimated to be $100,000.

The Notes are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Notes will be made in book-entry form only through the facilities of The Depository Trust Company, on or about November 21, 1997, against payment therefor in immediately available funds.

SALOMON BROTHERS INC
               MERRILL LYNCH & CO.

                              MORGAN STANLEY DEAN WITTER

                                          PAINEWEBBER INCORPORATED

                                                     SMITH BARNEY INC.
The date of this Prospectus Supplement is November 18, 1997.

                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES INCLUDING PURCHASES OF THE NOTES TO STABILIZE THEIR MARKET PRICE AND PURCHASES OF THE NOTES TO COVER ANY SHORT POSITION IN THE NOTES MAINTAINED BY THE UNDERWRITERS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                            ------------------------

                                  THE COMPANY

     Textron is a global, multi-industry company with operations in four business segments: Aircraft, Automotive, Industrial and Finance.

     The Aircraft segment consists of Bell Helicopter, Cessna Aircraft, and Textron Lycoming. Bell Helicopter is a leading international supplier of vertical takeoff and landing aircraft for the commercial and military markets. Cessna Aircraft is the world's largest manufacturer of light and mid-size business jets and utility turboprop aircraft and a leading manufacturer of single-engine piston aircraft. Textron Lycoming makes piston aircraft engines and replacement parts for the general aviation market.

     Textron Automotive Company is a leading first-tier supplier of automotive interior, exterior and functional components and systems to automotive original equipment manufacturers. The Company holds leading positions in the instrument panel, plastic fuel tank and seating comfort systems markets.

     The Industrial segment comprises four major business groups: fastening systems, golf and turf-care products, fluid & power systems, and industrial components. The Industrial segment's products are manufactured and marketed on a global basis for the automotive, aerospace, appliance, construction and electronics industries. For financial reporting purposes, the Systems and Components product lines of the Industrial segment, which include various products and components primarily for the commercial aerospace and defense industries, are reported as a separate segment.

     The Company's Finance segment consists of Avco Financial Services ("AFS") and Textron Financial Corporation ("TFC"). AFS is primarily engaged in consumer finance and insurance activities. TFC is a diversified commercial finance company specializing in aircraft, golf and equipment financing and revolving credit arrangements.

            CAPITALIZATION OF TEXTRON PARENT COMPANY BORROWING GROUP

     The following table sets forth the unaudited summary capitalization at September 27, 1997 of the Textron Parent Company Borrowing Group, and as adjusted to reflect the application of the estimated proceeds, net of underwriting commissions and other offering expenses, from the sale of the Notes. See "Use of Proceeds." The table should be read in conjunction with Textron Inc.'s consolidated financial statements and notes thereto and other financial data incorporated by reference herein.

                                                                       AT SEPTEMBER 27, 1997
                                                                    ---------------------------
                                                                    ACTUAL       AS ADJUSTED(1)
                                                                    ------       --------------
                                                                          (IN MILLIONS)
DEBT:(2)(3)
  Short-term borrowings..........................................   $   51           $   51
  Long-term borrowings...........................................    1,266            1,266
                                                                    ------           ------
          Total debt.............................................    1,317            1,317
                                                                    ------           ------
TEXTRON-OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF
  A SUBSIDIARY TRUST HOLDING SOLELY TEXTRON JUNIOR SUBORDINATED
  DEBT SECURITIES................................................      483              483

SHAREHOLDERS' EQUITY:
  Preferred stock................................................       13               13
  Common stock...................................................       24               24
  Capital surplus................................................      825              825
  Retained earnings..............................................    3,253            3,253
  Other..........................................................      (56)             (56)
                                                                    ------           ------
                                                                     4,059            4,059
          Less cost of treasury shares...........................      770              770
                                                                    ------           ------
          Total shareholders' equity.............................    3,289            3,289
                                                                    ------           ------
          Total capitalization...................................   $5,089           $5,089
                                                                    ======           ======

---------------

(1) Adjusted for the application by Textron of the estimated net proceeds of the Notes for the purpose set forth under "Use of Proceeds."

(2) Financing for Textron is conducted through two borrowing groups: the Textron Parent Company Borrowing Group ("the Parent Group") and Textron's finance subsidiaries ("the Finance Group"). Each group's debt is supported by its own respective assets and cash flows. The liquidity and capital resources of Textron's operations are best understood by separately considering its independent borrowing groups. The Parent Group consists of all entities of Textron (primarily manufacturing) other than its finance subsidiaries. The Finance Group consists of Textron's finance subsidiaries -- AFS and TFC whose debt at September 27, 1997 was approximately $9.0 billion.

(3) The amount of the net assets of Textron's finance subsidiaries available for cash dividends and other payments to the Parent Group is restricted by the terms of lending agreements. As of December 28, 1996, approximately $473 million of their net assets of $1.6 billion was available to be transferred to the Parent Group pursuant to these restrictions. AFS' and TFC's loan agreements also contain various restrictive provisions regarding additional debt, the creation of liens or guarantees and the making of investments.

                        RATIO OF INCOME TO FIXED CHARGES

     The following table sets forth unaudited ratios of income to fixed charges of Textron for the periods indicated.

                                      NINE MONTHS ENDED
                                   -----------------------                       YEAR
                                   SEPT. 27,     SEPT. 28,     ----------------------------------------
                                     1997          1996        1996     1995     1994     1993     1992
                                   ---------     ---------     ----     ----     ----     ----     ----
Parent Group(1)(2)...............     4.86          3.85       3.90     3.27     2.88     2.15     1.90
Textron Inc. including all
  majority owned
  subsidiaries(2)(3).............     2.14          2.00       2.02     1.84     1.91     1.68     1.54

---------------

(1) For the purpose of calculating the ratio of income to fixed charges for the Parent Group, "fixed charges" include interest expense; distributions on preferred securities of subsidiary trust, net of income taxes; and one-third of rental expense (which is deemed representative of the interest factor in rental expense), excluding interest and rental expense of the Finance Group. "Income" consists of income from continuing operations before income taxes, excluding the equity in undistributed pre-tax income of the Finance Group, and fixed charges, adjusted to exclude distributions on preferred securities of subsidiary trust, net of income taxes.

(2) Income in 1992 excludes the cumulative effect of changes in accounting principles.

(3) For the purpose of calculating the ratio of income to fixed charges for Textron including all majority-owned subsidiaries, "fixed charges" include interest expense; distributions on preferred securities of subsidiary trust, net of income taxes; and one-third of rental expense (which is deemed representative of the interest factor in rental expense) including interest and rental expense of the Finance Group. "Income" consists of income from continuing operations before income taxes, and fixed charges, adjusted to exclude distributions on preferred securities of subsidiary trust, net of income taxes.

                                USE OF PROCEEDS

     All of the net proceeds from the sale of the Notes will be used by Textron for repayment of commercial paper with an average interest rate of 5.74 percent and an average maturity of 12 days as of November 12, 1997. This commercial paper is classified as long-term debt because Textron maintains a five year bank credit agreement which backs all short-term borrowings.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected consolidated historical financial data with respect to the Company for the periods indicated. The selected consolidated historical financial data for each of the five years in the period ended December 28, 1996, are derived from the consolidated financial statements of the Company, which statements have been audited by Ernst & Young LLP, independent auditors. The selected consolidated historical financial data for the nine months ended September 27, 1997 and September 28, 1996 are derived from the unaudited consolidated financial statements of the Company for such periods and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the nine months ended September 27, 1997 are not necessarily indicative of the results that may be expected for the entire year ending January 3, 1998. The selected consolidated historical financial data should be read in conjunction with the Company's consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 28, 1996 and the Quarterly Report on Form 10-Q for the nine months ended September 27, 1997, which are incorporated by reference into this Prospectus Supplement.

                                                  NINE MONTHS ENDED
                                                ----------------------                         YEAR
                                                SEPT. 27,    SEPT. 28,    -----------------------------------------------
                                                  1997         1996        1996      1995      1994      1993      1992
                                                ---------    ---------    -------   -------   -------   -------   -------
                                                                  (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Manufacturing sales...........................   $ 6,088      $ 5,289     $ 7,179   $ 6,468   $ 6,680   $ 6,275   $ 5,620
Finance revenues..............................     1,638        1,557       2,095     1,985     1,672     1,610     1,622
                                                 -------      -------     -------   -------   -------   -------   -------
    Total revenues............................     7,726        6,846       9,274     8,453     8,352     7,885     7,242
                                                 -------      -------     -------   -------   -------   -------   -------
Cost of sales.................................     4,975        4,308       5,837     5,294     5,514     5,210     4,560
Selling and administrative....................     1,114        1,008       1,374     1,274     1,212     1,181     1,162
Interest......................................       546          549         731       791       651       650       727
Provision for losses on collection of finance
  receivables.................................       190          166         230       169       162       153       160
Other.........................................       208          208         275       235       190       221       221
                                                 -------      -------     -------   -------   -------   -------   -------
    Total costs and expenses..................     7,033        6,239       8,447     7,763     7,729     7,415     6,830
                                                 -------      -------     -------   -------   -------   -------   -------
Income from continuing operations before
  income taxes and distributions on preferred
  securities of subsidiary trust..............       693          607         827       690       623       470       412
Income taxes..................................      (266)        (237)       (322)     (274)     (257)     (171)     (160)
Distributions on preferred securities of
  subsidiary trust, net of income taxes.......       (19)         (16)        (23)       --        --        --        --
                                                 -------      -------     -------   -------   -------   -------   -------
Income from continuing operations before
  cumulative effect of changes in accounting
  principles, net of income taxes.............       408          354         482       416       366       299       252
Discontinued operations:
  Income from discontinued operations, net of
    income taxes..............................        --           16          16        63        67        80        60
  Estimated loss on disposal..................        --         (245)       (245)
Cumulative effect of changes in accounting
  principles, net of income taxes.............        --           --          --        --        --        --      (667)
                                                 -------      -------     -------   -------   -------   -------   -------
Net income (loss).............................   $   408      $   125     $   253   $   479   $   433   $   379   $  (355)
                                                 =======      =======     =======   =======   =======   =======   =======
Earnings per share from continuing
  operations(1) (before cumulative effect of a
  change in accounting principle in 1992).....   $  2.39      $  2.05     $  2.80   $  2.39   $  2.03   $  1.66   $  1.42
                                                 =======      =======     =======   =======   =======   =======   =======
BALANCE SHEET DATA:
Total assets..................................    18,517       18,035      18,235    17,651    16,103    15,372    14,710
Parent Group debt.............................     1,317        1,704       1,507     1,774     1,582     2,025     2,283
Finance Group debt............................     8,992        8,515       8,839     8,437     7,760     6,847     6,440
Preferred securities of subsidiary trust......       483          483         483        --        --        --        --
Shareholders' equity..........................     3,289        3,087       3,183     3,412     2,882     2,780     2,488

OTHER DATA:
Capital expenditures..........................       254          215         343       279       294       246       215
Depreciation..................................       191          162         223       195       206       201       194

---------------
(1) Reflects the effect of the two-for-one stock split in the form of a stock dividend paid in May 1997.

                            DESCRIPTION OF THE NOTES

CERTAIN TERMS OF THE NOTES

     The Notes are a series of Debt Securities described in the accompanying Prospectus, will be limited to $200,000,000 aggregate principal amount and will mature on November 15, 2007. Reference should be made to the accompanying Prospectus for a detailed summary of additional provisions of the Notes and of the indenture dated as of April 15, 1987, between the Company and The Chase Manhattan Bank (formerly known as Chemical Bank, successor by merger to Manufacturers Hanover Trust Company), as Trustee, as supplemented by the First Supplemental Indenture dated as of March 15, 1988 and the Second Supplemental Senior Indenture dated as of February 6, 1996 (the "Indenture").

     The Notes will bear interest at the rate of 6 5/8% per annum from November 21, 1997, payable semiannually in arrears on May 15 and November 15 of each year, commencing May 15, 1998, to the persons in whose names the Notes are registered at the close of business on the preceding May 1 or November 1, each a record date, as the case may be. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     The Notes may not be redeemed prior to their stated maturity and will not be subject to any optional or mandatory sinking fund.

DELIVERY AND FORM

     The Notes initially will be represented by a global security (the "Global Note") deposited with The Depository Trust Company ("DTC") and registered in the name of the nominee of DTC, except as set forth below. The Notes will be available for purchase in denominations of $1,000 and integral multiples thereof, in registered book-entry form only. Unless and until certificated Notes are issued under the limited circumstances described below, no beneficial owner of a Note shall be entitled to receive a definitive certificate representing a Note. So long as DTC or any successor depositary (collectively, the "Depositary") or its nominee is the registered holder of the Global Note, the Depositary, or such nominee, as the case may be, will be considered to be the sole owner or holder of the Notes for all purposes of the Indenture.

BOOK-ENTRY SYSTEM

     DTC has advised the Company that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (the "Participants") and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations (including the Underwriters). Indirect access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (the "Indirect Participants"). Beneficial owners of the Notes that are not Participants or Indirect Participants who desire to purchase, sell or otherwise transfer ownership of, or other interest in, the Notes may do so only through Participants and Indirect Participants.

     Payments with respect to the Global Note will be made by the paying agent appointed by the Company to DTC or any successor depositary, or its nominee. The Company expects that any such Depositary, or its nominee, upon receipt of any payment of principal or of interest on the Global Note will credit the accounts of its Participants with payments in amounts proportionate to such Participants' ownership interest in the Global Note. Beneficial owners of the Notes, directly or indirectly, will receive distributions of principal and interest in proportion to their beneficial ownership through the Participants. Consequently, any payments to beneficial owners of the Notes will be subject to the terms, conditions and time of payment required by the Depositary, the Participants and Indirect Participants, as applicable. The Company expects that such payments will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such Participants and Indirect Participants. Neither the Company, the Trustee for the Notes, any paying agent nor the registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers among Participants on whose behalf it acts with respect to the Notes and is required to receive and transmit distributions of principal and interest on the Notes. Participants and Indirect Participants with which beneficial owners of the Notes have accounts similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective beneficial owners of the Notes. Accordingly, although beneficial owners of the Notes will not possess certificated Notes, beneficial owners will receive payments and will be able to transfer their interests.

     Since it is anticipated that the only holder of the Notes will be the Depositary or its nominee, beneficial owners of the Notes will not be recognized as holders of the Notes under the Indenture unless certificated definitive Notes are issued. So long as the Notes are represented by the Global Note, beneficial owners of the Notes will only be permitted to exercise the rights of holders of the Notes indirectly through the Participants who in turn will exercise such rights through the Depositary.

     If the Depositary is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Notes in definitive form in exchange for the Global Note representing the Notes. In addition, the Company may at any time and in its sole discretion determine not to have the Notes represented by the Global Note and, in such event, will issue individual Notes in definitive form in exchange for the Global Note representing the Notes. Furthermore, if the Company so specifies with respect to the Notes, an owner of a beneficial interest in the Global Note representing Notes may, on terms acceptable to the Company, the Trustee, and the Depositary, receive individual Notes of such series in exchange for such beneficial interests.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made by the Underwriters in immediately available funds. So long as the Notes are represented by the Global Note, all payments of principal and interest will be made by the Company in immediately available funds.

     The Notes will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an Underwriting Agreement dated November 18, 1997 (the "Underwriting Agreement"), each Underwriter named below has severally agreed to purchase from the Company, and the Company has agreed to sell to such Underwriter, the respective principal amounts of the Notes set forth opposite the name of such Underwriter below.

                                 UNDERWRITER                                   PRINCIPAL AMOUNT
------------------------------------------------------------------------------ ----------------
Salomon Brothers Inc..........................................................   $ 40,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated............................     40,000,000
Morgan Stanley & Co. Incorporated.............................................     40,000,000
PaineWebber Incorporated......................................................     40,000,000
Smith Barney Inc..............................................................     40,000,000
                                                                                 ------------
          Total...............................................................   $200,000,000
                                                                                 ============

     The Underwriters have advised the Company that they propose initially to offer the Notes to the public at the Price to Public set forth on the cover page of this Prospectus Supplement, and to certain dealers at a price that represents a concession not in excess of .40% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of .25% of such principal amount on sales to certain other dealers. After the Notes are released for sale to the public, the public offering price and such concessions may be changed by the Underwriters.

     Certain of the Underwriters have in the past provided, and may in the future provide, investment banking services to the Company.

     The Underwriting Agreement provides that the Company will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to make certain contributions in respect thereof.

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent.

     In connection with the offering of the Notes, the Underwriters may purchase and sell the Notes in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the offering of the Notes. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of securities sold in the offering may be retained by the Underwriters if such Notes are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

     The Company currently does not intend to list the Notes on any securities exchange, and there can be no assurance that there will be a secondary market for the Notes. However, from time to time, the Underwriters may make a market in the Notes.

                                 LEGAL MATTERS

     The validity of the Notes offered hereby and certain matters relating thereto will be passed upon on behalf of the Company by Michael D. Cahn, Group General Counsel -- Financial Services of the Company, and for the Underwriters by Davis Polk & Wardwell, New York, New York.

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

PROSPECTUS

                                 $1,010,985,000

                                  TEXTRON INC.
                   SENIOR DEBT SECURITIES, SUBORDINATED DEBT
               SECURITIES AND JUNIOR SUBORDINATED DEBT SECURITIES

                            ------------------------

                               TEXTRON CAPITAL I
                               TEXTRON CAPITAL II
                              TEXTRON CAPITAL III
                             TEXTRON FINANCE, L.P.

       PREFERRED SECURITIES GUARANTEED TO THE EXTENT SET FORTH HEREIN BY

                                  TEXTRON INC.

                            ------------------------

    Textron Inc. ("Textron"), a Delaware corporation, may offer, from time to time, its (i) unsecured senior debt securities (the "Senior
Debt Securities"), (ii) unsecured subordinated debt securities (the "Subordinated Debt Securities") or (iii) unsecured junior subordinated debt securities (the "Junior Subordinated Debt Securities"), each consisting of debentures, notes or other evidences of indebtedness (item (i), (ii) or (iii) above being referred to herein as the "Debt Securities"), or any combination of the foregoing, in each case in one or more series and in amounts, at prices and on terms to be determined at or prior to the time of any such offering. Textron's obligations under the Subordinated Debt Securities and the Junior Subordinated Debt Securities will be subordinate and junior in right of payment to certain other senior indebtedness of Textron as described herein or as may be described in an accompanying Prospectus Supplement (the "Prospectus Supplement").

    Textron Capital I, Textron Capital II and Textron Capital III (each, a "Textron Trust" and, together, the "Textron Trusts"), each a statutory business trust formed under the laws of the State of Delaware, may offer, from time to time, preferred securities, representing undivided beneficial interests in the assets of the respective Textron Trust ("Trust Preferred Securities") with the payment of periodic cash distributions ("distributions") and payments on liquidation, redemption or otherwise of such Trust Preferred Securities guaranteed (each, a "Trust Guarantee") on a subordinated basis by Textron to the extent described herein. See "Description of Trust Guarantees." Textron Finance, L.P. ("Textron Partnership"), a limited partnership formed under the laws of the State of Delaware, may offer, from time to time, its preferred securities ("Partnership Preferred Securities") in one or more series with the payment of distributions and payments on liquidation, redemption or otherwise guaranteed (the "Partnership Guarantee") on a subordinated basis by Textron to the extent described herein. See "Description of Partnership Guarantee." Textron's obligations under the Trust Guarantees will rank pari passu with its obligations under the Partnership Guarantee and the senior most preferred or preference stock of Textron. See "Description of Trust Guarantees -- Status of Trust Guarantees" and "Description of Partnership Guarantee -- Status of Partnership Guarantee." Junior Subordinated Debt Securities may be issued and sold from time to time in one or more series by Textron to (i) a Textron Trust, or a trustee of such trust, in connection with the investment of the proceeds from the offering of Trust Preferred Securities, (ii) Textron Partnership in connection with the investment of the proceeds from the offering of Partnership Preferred Securities or (iii) other purchasers, including the general public.

    Specific terms of the Debt Securities of any series, the Trust Preferred Securities of any Textron Trust or the Partnership Preferred Securities in respect of which this Prospectus is being delivered (the "Offered Securities") will be set forth in a Prospectus Supplement with respect to such Offered Securities, which will describe, without limitation and where applicable, the following: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, denomination, maturity, premium, if any, redemption or sinking fund provisions, if any, interest rate (which may be fixed or variable), if any, the time and method of calculating interest payments, if any, dates on which premium, if any, and interest, if any, will be payable, the currency in which principal of, premium, if any, and interest, if any, on the Debt Securities will be payable, the right of Textron, if any, to defer payment of interest on the Junior Subordinated Debt Securities and the maximum length of such deferral period, the initial public offering price, subordination terms, and any listing on a securities exchange and other specific terms of the offering of Debt Securities, and (ii) in the case of Trust Preferred Securities and Partnership Preferred Securities (collectively, the "Preferred Securities"), the designation, number of securities, liquidation preference per security, initial public offering price, any listing on a securities exchange, distribution rate (or method of calculation thereof), dates on which distributions shall be payable and dates from which distributions shall accrue, any voting rights, any redemption or sinking fund provisions, any other rights, preferences, privileges, limitations or restrictions relating to the Preferred Securities and the terms upon which the proceeds of the sale of the Preferred Securities shall be used to purchase a specific series of Junior Subordinated Debt Securities of Textron. If so specified in the applicable Prospectus Supplement, Offered Securities may be issued in whole or in part in the form of one or more temporary or permanent global securities.

    The Offered Securities may be offered in amounts, at prices and on terms to be determined at the time of offering; provided, however, that the aggregate initial public offering price of all Offered Securities shall not exceed $1,010,985,000 (or (i) its equivalent (based on the applicable exchange rate at the time of sale) if Debt Securities are issued with principal amounts denominated in one or more foreign currencies or currency units as shall be designated by Textron, or (ii) such greater amount, if Debt Securities are issued at an original issue discount, as shall result in aggregate proceeds of $1,010,985,000). Any Prospectus Supplement relating to any series of Offered Securities will contain information concerning certain United States federal income tax considerations, if applicable, to the Offered Securities.

    Textron, any of the Textron Trusts or Textron Partnership may sell the Offered Securities directly, through agents designated from time to time or through underwriters or dealers. See "Plan of Distribution." If any agents of Textron, each of the Textron Trusts or Textron Partnership or any underwriters or dealers are involved in the sale of the Offered Securities, the names of such agents, underwriters or dealers and any applicable commissions and discounts will be set forth in any related Prospectus Supplement.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE
          RULED UPON THE ACCURACY OR THE ADEQUACY OF THIS DOCUMENT.

   THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS
                   ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                THE DATE OF THIS PROSPECTUS IS FEBRUARY 1, 1996.

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TEXTRON, ANY OF THE TEXTRON TRUSTS OR TEXTRON PARTNERSHIP, OR ANY UNDERWRITER, AGENT OR DEALER. NEITHER THE DELIVERY OF THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF TEXTRON, ANY OF THE TEXTRON TRUSTS OR TEXTRON PARTNERSHIP SINCE THE DATE THEREOF. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                            ------------------------

                             AVAILABLE INFORMATION

     This Prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by Textron, each of the Textron Trusts and Textron Partnership with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to Textron, the Textron Trusts, Textron Partnership and the Offered Securities. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

     Textron is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information concerning Textron can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, New York, New York 10048; and Citicorp Center, 500 W. Madison St., Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected at the office of the New York Stock Exchange, Inc. on which Textron common stock is traded, at 20 Broad Street, New York, New York 10005.

     No separate financial statements of the Textron Trusts or Textron Partnership have been included or incorporated by reference herein. Textron does not consider that such financial statements would be material to holders of the Preferred Securities because (i) all of the voting securities of the Textron Trusts and Textron Partnership will be owned, directly or indirectly, by Textron, a reporting company under the Exchange Act, (ii) the Textron Trusts and Textron Partnership have no independent operations but exist for the sole purpose of issuing securities representing undivided beneficial interests in their respective assets and investing the proceeds thereof in Junior Subordinated Debt Securities issued by Textron, (iii) the obligations of the Textron Trusts under the Trust Preferred Securities are fully and unconditionally guaranteed by Textron to the extent that the respective Textron Trust has funds available to meet such obligations, and (iv) the obligations of Textron Partnership under the Partnership Preferred Securities are fully and unconditionally guaranteed by Textron to the extent Textron Partnership has funds legally available to meet such obligations. See "Description of Debt Securities," "Description of Trust Guarantees" and "Description of Partnership Guarantee."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Textron (File No. 1-5480) with the Commission pursuant to the Exchange Act are incorporated by reference herein and made a part hereof:

     (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

     (b) Quarterly Reports on Form 10-Q for the fiscal quarters ended April 1, July 1 and September 30, 1995; and

     (c) Current Report on Form 8-K dated February 1, 1996.

     All documents filed by Textron pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Offered Securities pursuant hereto shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein or in any Prospectus Supplement shall be deemed to be modified or superseded for purposes of this Prospectus, or in any Prospectus Supplement, to the extent that a statement contained herein or therein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or therein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

     Textron undertakes to provide, without charge, to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Such requests should be directed to: Corporate Communications Department, Textron Inc., 40 Westminster Street, Providence, Rhode Island 02903, telephone (401) 421-2800.

                                  TEXTRON INC.

     Textron is a global, multi-industry company with operations in six business segments: Aircraft, Automotive, Industrial, Systems and Components, Finance and Paul Revere insurance. Textron's products and services include Bell helicopters, Cessna aircraft, Speidel watchbands, Avco Financial Services, E-Z-GO golf cars, Jacobsen lawn and turf-care equipment and disability insurance provided by The Paul Revere Corporation.

     Textron's corporate office is located at 40 Westminster Street, Providence, Rhode Island 02903; its telephone number is (401) 421-2800.

                                 TEXTRON TRUSTS

     Each of the Textron Trusts is a statutory business trust formed under Delaware law pursuant to (i) a declaration of trust (the "Declaration") executed by Textron, as sponsor for such trust (the "Sponsor"), and the trustees of such trusts and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on October 4, 1995. Each of the Textron Trusts exists for the exclusive purposes of (i) issuing the Trust Preferred Securities and common securities representing undivided beneficial interests in the assets of the Trust (the "Trust Common Securities" and, together with the Trust Preferred Securities, the "Trust Securities"), (ii) investing the gross proceeds from the sale of the Trust Securities in the Junior Subordinated Debt Securities and
(iii) engaging in only those other activities necessary or incidental thereto. All of the Trust Common Securities will be directly or indirectly owned by Textron. The Trust Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Trust Preferred Securities, except that, upon an event of default under the Declaration, the rights of the holders of the Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. Textron will directly or indirectly acquire Trust Common Securities in an aggregate liquidation amount equal to at least 3% of the total capital of each Textron Trust.

     Each Textron Trust has a term of approximately 55 years but may terminate earlier, as provided in each Declaration. Each Textron Trust's business and affairs will be conducted by the trustees (the "Textron Trustees") appointed by Textron as the direct or indirect holder of all the Trust Common Securities. The holder of the Trust Common Securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the Textron Trustees of the Textron Trusts. The duties and obligations of the Textron Trustees shall be governed by the Declaration of such Textron Trust. Each Textron Trust will have two Textron Trustees (the "Regular Trustees") who are employees or officers of or who are affiliated with Textron. One Textron Trustee of each Textron Trust will be a financial institution that is not affiliated with Textron and has a specified minimum amount of aggregate capital, surplus, and undivided profits of not less than $50,000,000, which shall act as property trustee and as indenture trustee for the purposes of compliance with the provisions of Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), pursuant to the terms set forth in a Prospectus Supplement (the "Institutional Trustee"). In addition, unless the Institutional Trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, one Textron Trustee of each Textron Trust will have a principal place of business or reside in the State of Delaware (the "Delaware Trustee"). Textron will pay all fees and expenses related to the Textron Trusts and the offering of the Trust Securities.

     The office of the Delaware Trustee for each of the Textron Trusts is The Chase Manhattan Bank (USA), 802 Delaware Avenue, Wilmington, Delaware 19801. The address for each Textron Trust is c/o Textron, the Sponsor of the Textron Trusts, at Textron's corporate headquarters located 40 Westminster Street, Providence, Rhode Island 02903, telephone (401) 421-2800.

                             TEXTRON FINANCE, L.P.

     Textron Partnership is a limited partnership formed under the laws of the State of Delaware. Textron Partnership exists for the sole purpose of issuing its partnership interests and investing the net proceeds thereof in Junior Subordinated Debt Securities. All of its partnership interests, as of the date hereof, are beneficially owned, directly or indirectly, by Textron. Textron is the sole general partner in Textron Partnership (the "General Partner"). Textron Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Textron ("Textron Holdings"), is, as of the date hereof, the sole limited partner in Textron Partnership. Upon the issuance of Partnership Preferred Securities, which securities represent limited partner interests in Textron Partnership, Textron Holdings will remain as a limited partner, but will have no interest in the profits and dividends or in the assets of Textron Partnership. Textron Partnership has a term of approximately 99 years, unless earlier dissolved. Textron Partnership's office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, telephone: (302) 658-7581. All of Textron Partnership's business and affairs will be conducted by Textron, as General Partner. The business address of Textron Partnership is c/o Textron Inc., 40 Westminster Street, Providence, Rhode Island 02903, telephone number (401) 421-2800.

                                USE OF PROCEEDS

     The proceeds from the sale by each Textron Trust of its Trust Preferred Securities and the proceeds from the sale by Textron Partnership of its Partnership Preferred Securities will be invested in the Junior Subordinated Debt Securities of Textron. Except as may otherwise be described in the Prospectus Supplement relating to a series of Senior Debt Securities, Subordinated Debt Securities or Junior Subordinated Debt Securities, Textron intends to use the net proceeds from the sale of such series of Senior Debt Securities, Subordinated Debt Securities or Junior Subordinated Debt Securities for general corporate purposes.

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

     The Debt Securities may be issued, from time to time, in one or more series, and will constitute either Senior Debt Securities, Subordinated Debt Securities or Junior Subordinated Debt Securities. The Senior Debt Securities may be issued under an Indenture, dated as of April 15, 1987, between Textron and Chemical Bank (as successor to Manufacturers Hanover Trust Company), as trustee (the "Senior Debt Trustee"), as supplemented by the First Supplemental Senior Indenture, dated as of March 15, 1988, and a Second Supplemental Senior Indenture, each between Textron and the Senior Debt Trustee (the "Senior Indenture"). The Subordinated Debt Securities may be issued under an Indenture, dated as of May 1, 1985, between Textron and The Chase Manhattan Bank, N.A., as trustee (the "Subordinated Debt Trustee"), as supplemented by the First Supplemental Subordinated Indenture, dated as of December 18, 1986, and a Second Supplemental Subordinated Indenture, each between Textron and the Subordinated Debt Trustee (the "Subordinated Indenture"). The Junior Subordinated Debt Securities may be issued under an Indenture (the "Junior Subordinated Indenture") between Textron and The Chase Manhattan Bank, N.A., as trustee (the "Junior Subordinated Debt Trustee").

     The following summaries of certain provisions of the Debt Securities, and the Senior Indenture, the Subordinated Indenture and the Junior Subordinated Indenture (each individually, an "Indenture" and collectively, the "Indentures"), do not purport to be complete and are subject to, and are qualified in their entirety by express reference to, all of the provisions of the Indentures, including the definitions therein of certain terms, copies and/or forms of which are filed or incorporated by reference as exhibits to the Registration Statement. The Senior Debt Trustee, the Subordinated Debt Trustee and the Junior Subordinated Debt Trustee are each referred to herein as a "Debt Trustee." All article and section references appearing herein are to articles and sections of the Indentures, unless otherwise indicated, and capitalized terms which are not otherwise defined in this Prospectus shall have the meanings specified in the Indentures to which they relate.

TERMS APPLICABLE TO SENIOR DEBT SECURITIES, SUBORDINATED DEBT SECURITIES AND JUNIOR SUBORDINATED DEBT SECURITIES

     General. The Debt Securities will be direct, unsecured obligations of Textron. No Indenture limits the amount of Debt Securities which may be issued thereunder, and each provides that Debt Securities may be issued thereunder in series up to the aggregate principal amount which may be authorized from time to time by the Board of Directors. (Senior Indenture and Subordinated Indenture, ss. 301; Junior Subordinated Indenture, ss. 3.1)

     Reference is made to the Prospectus Supplement which accompanies this Prospectus for the following terms and other information with respect to the Debt Securities being offered thereby: (i) the designation, priority, aggregate principal amount, authorized denominations and the currency or currency units for which Debt Securities may be purchased or in which such Debt Securities may be denominated and/or the currency or currency units in which principal of, premium, if any, and/or interest, if any, on such Debt Securities will be payable and whether Textron or the Holders of any such Debt Securities may elect to receive payments in respect of such Debt Securities in a currency or currency units other than that in which such Debt Securities are stated to be payable;
(ii) the percentage of their principal amount at which such Debt Securities will be issued; (iii) the date on which such Debt Securities will mature; (iv) the rate per annum at which such Debt Securities will bear interest or the method of determination of such rate; (v) the dates on which such interest will be payable; (vi) the rights, if any, to defer payments of interest on the Junior Subordinated Debt Securities by extending the interest payment period, and the maximum duration of such extensions; (vii) the place or places where payments on such Debt Securities shall be made; (viii) any redemption terms or sinking fund provisions; (ix) the terms of subordination of Debt Securities of that series;
(x) whether Debt Securities will be issued in fully registered form without coupons attached, in bearer form with or without coupons, or both; (xi) whether Debt Securities issued in fully registered form will be represented by either a global security delivered to a depositary and recorded in a book-entry system maintained by such depositary or by a certificate delivered to the Holder; (xii) the restrictions, if any, applicable to the exchange of Debt Securities of a series of one form for another of such series and to the offer, sale and delivery of the Debt Securities; (xiii) whether and under what circumstances Textron will pay additional amounts in the event of certain developments with respect to United States withholding tax or information reporting laws; or (xiv) other specific terms.

     Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities will be issued in fully registered form without coupons, will be exchangeable for other Debt Securities of the same series, registered in the same name, for a like aggregate principal amount in authorized denominations, and will be transferable at any time or from time to time at the Corporate Trust Office of the respective Debt Trustee or at any other office or agency of Textron maintained for that purpose. No charge will be made to the Holder for any such exchange or transfer except for any tax or governmental charge incidental thereto.

     One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing interest at a rate which at the time of issuance is below market rates. Federal income tax consequences and special considerations applicable to any such series will be described in the Prospectus Supplement relating thereto.

     If a Prospectus Supplement specifies that Debt Securities are denominated in a currency other than United States dollars, such Prospectus Supplement shall also specify the currency in which the principal, premium, if any, and interest on such Debt Securities will be payable, which may be United States dollars based upon the exchange rate for such other currency existing on or about the time a payment is due.

     Unless otherwise described in the Prospectus Supplement accompanying this Prospectus, there are no covenants or provisions contained in any of the Indentures which afford the Holders of the Debt Securities protection in the event of a highly leveraged transaction involving Textron.

     Consolidation, Merger and Sale of Assets. Each Indenture provides that Textron will not consolidate with or merge into any other corporation or convey, transfer or lease its assets substantially as an entirety unless (a) the successor is a corporation organized in the United States and expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all Debt Securities issued thereunder and the performance of every other covenant of the respective Indenture on the part of Textron and (b) immediately thereafter no Event of Default and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing. Upon any such consolidation, merger, conveyance or transfer, the successor corporation shall succeed to and be substituted for Textron under the respective Indenture and thereafter the predecessor corporation shall be relieved of all obligations and covenants under the respective Indenture and Debt Securities. (Article Eight)

     Events of Default. Each Indenture provides that the following are Events of Default thereunder with respect to any series of Senior, Subordinated or Junior Subordinated Debt Securities, as the case may be: (a) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its Maturity; (b) default in making a sinking fund payment, if any, when and as the same shall be due and payable by the terms of the Debt Securities of such series; (c) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (d) default for 90 days after written notice in the performance of any other covenant in respect of the Debt Securities of such series contained in the respective Indenture; (e) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of Textron or its property; and (f) any other Event of Default provided in the applicable resolution of the Board of Directors or supplemental indenture under which such series of Debt Securities is issued. (Senior Indenture and Subordinated Indenture, ss. 501; Junior Subordinated Indenture, ss. 5.1) An Event of Default with respect to a particular series of Debt Securities issued under any Indenture does not necessarily constitute an Event of Default with respect to any other series of Debt Securities issued thereunder. The applicable Debt Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except in the payment of principal, premium or interest) if it considers such withholding to be in the interests of such Holders. (Senior Indenture and Subordinated Indenture, ss. 602; Junior Subordinated Indenture, ss. 6.2)

     If an Event of Default with respect to any series of Debt Securities shall have occurred and be continuing, the applicable Debt Trustee or the Holders of 25% in aggregate principal amount of the Debt Securities of such series may declare the principal, or in the case of discounted Debt Securities, such portion thereof as may be described in the Prospectus Supplement accompanying this Prospectus, of all the Debt Securities of such series to be due and payable immediately. (Senior Indenture and Subordinated Indenture, ss. 502; Junior Subordinated Indenture, ss. 5.2)

     Each Indenture contains a provision entitling the respective Debt Trustee to be indemnified by the Holders before proceeding to exercise any right or power under such Indenture at the request of any of the Holders. (Senior Indenture and Subordinated Indenture, ss. 603; Junior Subordinated Indenture, ss. 6.3) Each Indenture provides that the Holders of a majority in principal amount of the Outstanding Debt Securities of any series thereunder may direct the time, method and place of conducting any proceeding for any remedy available to the applicable Debt Trustee or exercising any trust or power conferred upon such Debt Trustee, with respect to the Debt Securities of such series. (Senior Indenture and Subordinated Indenture, ss. 512; Junior Subordinated Indenture, ss. 5.12) The right of a Holder to institute a proceeding with respect to an Indenture is subject to certain conditions precedent including notice and indemnity to the applicable Debt Trustee, but the Holder has an absolute right to receipt of principal, premium, if any, and interest at the respective Stated Maturities (or, in the case of redemption, on the Redemption Date) or to institute suit for the enforcement thereof. (Senior Indenture and Subordinated Indenture, secs. 507 and 508; Junior Subordinated Indenture, secs. 5.7 and 5.8)

     The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series under any of the Indentures may on behalf of the Holders of all the Debt Securities of such series waive any past defaults except (a) a default in payment of the principal of (or premium, if any) or interest, if any, on any Debt Security of such series and (b) a default in respect of a covenant or provision of the respective Indenture which cannot be amended or modified without the consent of the Holder of each Debt Security affected; provided, however, that with respect to Junior Subordinated Debt Securities, if the Junior Subordinated Debt Securities of such series are held by a Textron Trust or a trustee of such trust or by Textron Partnership, such waiver or modification to such waiver shall not be effective until the holders of a majority in liquidation preference of Trust Securities of the applicable Textron Trust or of the applicable series of Partnership Preferred Securities, as the case may be, shall have consented to such waiver or modification to such waiver; provided further, that if the consent of the Holder of each Outstanding Junior Subordinated Debt Security is required, such waiver shall not be effective until each holder of the Trust Securities of the applicable Textron Trust or of the applicable series of Partnership Preferred Securities, as the case may be, shall have consented to such waiver. (Senior Indenture and Subordinated Indenture, ss. 513; Junior Subordinated Indenture, ss. 5.13)

     Each Indenture requires Textron to furnish to the applicable Debt Trustee an annual statement as to defaults, if any, by Textron under such Indenture. (Senior Indenture, ss. 1006; Subordinated Indenture, ss. 1004; Junior Subordinated Indenture, ss. 10.4)

     Modifications and Amendments. Modifications and amendments of each Indenture may be made by Textron and the respective Debt Trustee with the consent of the Holders of a majority in principal amount of the Debt Securities at the time Outstanding of each series which is affected thereby, provided that no such modification or amendment may, without the consent of the Holder of each Debt Security affected thereby: (i) modify the terms of payment of principal, premium, if any, or interest; or (ii) reduce the percentage of Holders of Debt Securities necessary to modify or amend the applicable Indenture or waive compliance by Textron with any covenant or past default or in the case of Senior Debt Securities reduce quorum or voting requirements for meetings of Holders provided, further, that with respect to Junior Subordinated Debt Securities, if the Junior Subordinated Debt Securities of such series are held by a Textron Trust or a trustee of such trust or by Textron Partnership, such supplemental indenture shall not be effective until the holders of a majority in liquidation preference of Trust Securities of the applicable Textron Trust or of the applicable series of Partnership Preferred Securities, as the case may be, shall have consented to such supplemental indenture; provided further, that if the consent of the Holder of each Outstanding Junior Subordinated Debt Security is required, such supplemental indenture shall not be effective until each holder of the Trust Securities of the applicable Textron Trust or of the applicable series of Partnership Preferred Securities, as the case may be, shall have consented to such supplemental indenture. (Senior Indenture and Subordinated Indenture, ss. 902; Junior Subordinated Indenture, ss. 9.2)

     Discharge and Defeasance. Textron may discharge all of its obligations (except those set forth below) to holders of any series of Debt Securities issued under any Indenture, which Debt Securities have not already been delivered to the applicable Debt Trustee for cancellation and which either have become due and payable or are by their terms due and payable within one year (or are to be called for redemption within one year) by depositing with the applicable Debt Trustee an amount certified to be sufficient to pay when due the principal of and premium, if any, and interest, if any, on all outstanding Debt Securities of such series and to make any mandatory sinking fund payments thereon when due. (Senior Indenture and Subordinated Indenture, ss. 401; Junior Subordinated Indenture, ss. 4.1)

     Unless otherwise specified in the applicable Prospectus Supplement with respect to the Debt Securities of a series, Textron, at its option, (i) will be discharged from any and all obligations in respect of the Debt Securities of such series, other than with respect to Junior Subordinated Debt Securities issued in connection with Trust Preferred Securities (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace mutilated, defaced, destroyed, lost or stolen Debt Securities of such series, and to maintain Paying Agents and hold moneys for payment in trust) or (ii) need not comply with certain covenants specified in the applicable Prospectus Supplement with respect to the Debt Securities of that series, and the occurrence of an event described in clause (d) under "Events of Default" above with respect to any defeased covenant and clause (f) of the "Events of Default" above shall no longer be an Event of Default if, in either case, Textron deposits with the Debt Trustee, in trust, money or U.S. Government Obligations that through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of (and premium, if any) and any interest on the Debt Securities of such series on the dates such payments are due (which may include one or more redemption dates designated by Textron) in accordance with the terms of such Debt Securities. Such a trust may only be established, if, among other things, Textron shall have delivered an Opinion of Counsel, which, in the case of a discharge pursuant to clause (i), must be based upon a ruling or administrative pronouncement of the Internal Revenue Service, to the effect that the Holders of the Debt Securities will not recognize gain or loss for Federal income tax purposes as a result of such deposit or defeasance and will be subject to Federal income tax in the same manner as if such defeasance had not occurred. (Senior Indenture and Subordinated Indenture, secs. 402, 403 and 404; Junior Subordinated
Indenture, secs. 4.2, 4.3 and 4.4) In the event Textron omits to comply with its remaining obligations under the applicable Indenture after a defeasance of such Indenture with respect to the Debt Securities of any series as described under clause (ii) above and the Debt Securities of such series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government Obligations on deposit with the Debt Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, Textron will remain liable in respect of such payments.

     Concerning the Debt Trustees. Each of the Senior Debt Trustee, the Subordinated Debt Trustee and the Junior Subordinated Debt Trustee have extended substantial credit facilities (the borrowings under which constitute Senior Indebtedness) to Textron. Textron and certain of its subsidiaries also maintain bank accounts, borrow money and have other customary banking or investment banking relationships with each Debt Trustee in the ordinary course of business.

     Global Securities. Each Indenture provides that the registered Debt Securities of a series may be issued in the form of one or more fully registered Global Securities (a "Registered Global Security") that will be deposited with a depositary (a "Depositary") or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series and registered in the name of the Depositary or a nominee thereof. (Senior Indenture and Subordinated Indenture, ss. 301; Junior Subordinated Indenture, ss. 3.1) In such case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered Debt Securities of the series to be represented by such Registered Global Security or Securities. Unless and until it is exchanged in whole for Debt Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. The Depositary currently accepts only debt securities that are payable in U.S. dollars.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the Prospectus Supplement relating to such series.

     Ownership of beneficial interests in a Registered Global Security will be limited to persons that have accounts with the Depositary for such Registered Global Security ("participants") or persons that may hold interests through participants. Upon the issuance of a Registered Global Security, the Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Debt Securities represented by such Registered Global Security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of such ownership interests will be effected only through records maintained by the Depositary for such Registered Global Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in Registered Global Securities.

     So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Registered Global Security for all purposes under the applicable Indenture. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Debt Securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Registered Global Security must rely on the procedures of the Depositary for such Registered Global Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture. Textron understands that under existing industry practices, if Textron requests any action of holders or if an owner of a beneficial interest in a Registered Global Security desires to give or take any action which a holder is entitled to give or take under the applicable Indenture, the Depositary for such Registered Global Security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

     Principal, premium, if any, and interest payments on Debt Securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. None of Textron, the applicable Debt Trustee or any other agent of Textron or agent of the Debt Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Textron expects that the Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium or interest in respect of such Registered Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Registered Global Security as shown on the records of such Depositary. Textron also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

     If the Depositary for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by Textron within 90 days, Textron will issue such Debt Securities in definitive form in exchange for such Registered Global Security. In addition, Textron may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Registered Global Security or Securities representing such Debt Securities. Any Debt Securities issued in definitive form in exchange for a Registered Global Security will be registered in such name or names as the Depositary shall instruct the relevant Trustee. It is expected that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such Registered Global Security.

     The Debt Securities of a series may also be issued in the form of one or more bearer global Securities (a "Bearer Global Security") that will be deposited with a common depositary for Euro-clear and Cedel Bank, societe anonyme, or with a nominee for such depositary identified in the Prospectus Supplement relating to such series. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of Debt Securities to be represented by a Bearer Global Security will be described in the Prospectus Supplement relating to such series.

PARTICULAR TERMS OF THE SENIOR DEBT SECURITIES

     Ranking of Senior Debt Securities. The Senior Debt Securities will constitute part of the senior debt of Textron and rank equally with all other unsecured debt of Textron except subordinated debt.

     Limitation upon Mortgages. The Senior Indenture prohibits Textron and its Restricted Subsidiaries from issuing, assuming or guaranteeing any mortgage, security interest, pledge, lien or other encumbrance ("mortgages") upon any Principal Property of Textron or any Restricted Subsidiary or upon any shares of stock or indebtedness of any Restricted Subsidiary without equally and ratably securing the Senior Debt Securities. The foregoing restriction, however, will not apply to: (a) mortgages on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary; (b) mortgages on property existing at the time of acquisition of such property by Textron or a Restricted Subsidiary, or mortgages to secure the payment of all or any part of the purchase price of such property upon the acquisition thereof or to secure indebtedness incurred prior to, at the time of, or within 180 days after, the acquisition thereof for the purpose of financing all or any part of the purchase price thereof, or mortgages to secure the cost of improvements to such acquired property; (c) mortgages to secure indebtedness of a Restricted Subsidiary owing to Textron or another Restricted Subsidiary;
(d) mortgages existing at the date of the Senior Indenture; (e) mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with Textron or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to Textron or a Restricted Subsidiary;
(f) certain mortgages in favor of governmental entities; or (g) extensions, renewals or replacements of any mortgage referred to in the foregoing clauses
(a) through (f). (ss. 1004)

     Notwithstanding the restrictions outlined in the preceding paragraph, Textron or any Restricted Subsidiary will be permitted to issue, assume or guarantee any mortgage without equally and ratably securing the Senior Debt Securities, provided that after giving effect thereto, the aggregate amount of all debt so secured by mortgages (not including mortgages permitted under clauses (a) through (g) above) does not exceed 10% of the shareholders' equity of Textron and its consolidated Subsidiaries computed in accordance with generally accepted accounting principles as set forth on the most recent consolidated balance sheet of Textron and its consolidated Subsidiaries.
(ss. 1004)

     Limitation upon Sale and Leaseback Transactions. The Senior Indenture prohibits Textron and its Restricted Subsidiaries from entering into any sale and leaseback transaction with respect to any Principal Property other than any such transaction involving a lease for a term of not more than three years or any such transaction between Textron and a Restricted Subsidiary or between Restricted Subsidiaries, unless either (a) Textron or such Restricted Subsidiary would be entitled to incur indebtedness secured by a mortgage on Principal Property at least equal in amount to the Attributable Debt with respect to such sale and leaseback transaction, without equally and ratably securing the Senior Debt Securities, pursuant to the limitation in the Senior Indenture described above under "Limitation upon Mortgages," or (b) Textron shall apply an amount equal to the greater of the net proceeds of such sale or the Attributable Debt with respect to such sale and leaseback transaction to (i) the retirement of Senior Indebtedness that matures more than twelve months after the creation of such Senior Indebtedness or (ii) the acquisition, construction, development or improvement of properties, facilities or equipment which are, or upon such acquisition, construction, development, or improvement will be, a Principal Property or a part thereof. (ss. 1005)

     Certain Definitions. The term "Attributable Debt" when used in connection with a sale and leaseback transaction referred to above shall mean the total net amount of rent (discounted at the rate per annum borne by the Senior Debt Securities) required to be paid during the remaining term of the applicable lease. (ss. 101)

     The term "Principal Property" shall mean any manufacturing plant or manufacturing facility which is (i) owned by Textron or any Restricted Subsidiary, (ii) located within the continental United States, and (iii) in the opinion of the Board of Directors materially important to the total business conducted by Textron and the Restricted Subsidiaries taken as a whole. (ss. 101)

     The term "Restricted Subsidiary" shall mean any Subsidiary (i) substantially all the property of which is located within the continental United States and (ii) which owns any Principal Property; provided that the term "Restricted Subsidiary" shall not include any Subsidiary which is principally engaged in leasing or in financing receivables, or which is principally engaged in financing Textron's operations outside the continental United States.
(ss. 101)

     The term "Subsidiary" shall mean a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by Textron or by one or more other Subsidiaries, or by Textron and one or more other Subsidiaries. (ss. 101)

     Waiver of Certain Covenants. Compliance by Textron with the foregoing and certain other restrictive covenants may be omitted with respect to the Senior Debt Securities of any series if before the time for such compliance the Holders of a majority in principal amount of such series at the time Outstanding shall waive such compliance. (ss. 1007)

PARTICULAR TERMS OF THE SUBORDINATED DEBT SECURITIES

     Ranking of Subordinated Debt Securities. The Subordinated Debt Securities will rank senior to any Junior Subordinated Debt Securities and will be subordinated and junior in right of payment to any Senior Debt Securities and certain other indebtedness of Textron to the extent set forth in the Prospectus Supplement that will accompany this Prospectus.

PARTICULAR TERMS OF THE JUNIOR SUBORDINATED DEBT SECURITIES

     General. Junior Subordinated Debt Securities are issuable in one or more series pursuant to a resolution of Textron's Board of Directors or established in one or more indentures supplemental to the Junior Subordinated Indenture (each, a "Supplemental Indenture"). (ss. 3.1)

     Ranking of Junior Subordinated Debt Securities. The Junior Subordinated Debt Securities will be subordinated and junior in right of payment to any Senior Debt Securities and Subordinated Debt Securities and certain other indebtedness of Textron to the extent set forth in the Prospectus Supplement that will accompany this Prospectus.

     Events of Default. In addition to those Events of Default described above under "Terms Applicable to Senior Debt Securities, Subordinated Debt Securities and Junior Subordinated Debt Securities -- Events of Default," the Junior Subordinated Indenture provides that the following are Events of Default thereunder with respect to any series of Junior Subordinated Debt Securities:
(a) in the event Junior Subordinated Debt Securities of a series are issued and sold to a Textron Trust or a trustee of such trust in connection with the issuance of Trust Securities by such Textron Trust, such Textron Trust shall have voluntarily or involuntarily dissolved, wound-up its business or otherwise terminated its existence, except in connection with (i) the distribution of Junior Subordinated Debt Securities to holders of Trust Securities in liquidation or redemption of their interests in such Textron Trust upon a Special Event, (ii) the redemption of all of the outstanding Trust Securities of such Textron Trust or (iii) certain mergers, consolidations or amalgamations, each as permitted by the Declaration of such Textron Trust, or

(b) in the event Junior Subordinated Debt Securities of a series are issued and sold to Textron Partnership in connection with the issuance of Partnership Preferred Securities by Textron Partnership, Textron Partnership shall have voluntarily or involuntarily dissolved, wound-up its business or otherwise terminated its existence, except in connection with (i) the distribution of Junior Subordinated Debt Securities to holders of Partnership Preferred Securities in liquidation or redemption of their interests in Textron Partnership, (ii) the redemption of all of the outstanding Partnership Preferred Securities of Textron Partnership or (iii) certain mergers, consolidations or amalgamations, each as permitted by the limited partnership agreement of Textron Partnership. (ss. 5.1)

     Certain Provisions Applicable to Textron Trusts. In the event Junior Subordinated Debt Securities are issued to a Textron Trust (or a trustee of such trust) in connection with the issuance of Trust Securities by any Textron Trust, such Junior Subordinated Debt Securities subsequently may be distributed pro rata to the holders of such Trust Securities in connection with the dissolution of such Textron Trust upon the occurrence of certain events described in the Prospectus Supplement relating to such Trust Securities. Only one series of Junior Subordinated Debt Securities will be issued to a Textron Trust, or a trustee of such trust, in connection with the issuance of Trust Securities by such Textron Trust. If Junior Subordinated Debt Securities are issued to a Textron Trust or a trustee of such trust in connection with the issuance of Trust Securities by such Textron Trust and (i) there shall have occurred any event that would constitute an Event of Default, (ii) Textron shall be in default with respect to its payment of any obligations under the related Trust Guarantee or Trust Common Guarantee (as defined below), or (iii) Textron shall have given notice of its election to defer payments or interest on such Junior Subordinated Debt Securities by extending the interest payment period as provided in the Junior Subordinated Indenture and such period, or any extension thereof, shall be continuing, then (a) Textron will not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payment with respect thereto, and (b) Textron shall not make any payment of interest, principal (or premium, if any, on) or repay, repurchase or redeem any debt securities issued by Textron which rank pari passu with or junior to such Junior Subordinated Debt Securities. The Trust Guarantee or Trust Common Guarantee, however, will except from the foregoing (i) any stock dividends paid by Textron where the dividend stock is the same stock as that on which the dividend is being paid and (ii) any purchases by Textron of its common stock from The Paul Revere Corporation ("Paul Revere") or its subsidiaries pursuant to the Agreement to Purchase Stock, dated April 12, 1990, among Textron, The Paul Revere Life Insurance Company, The Paul Revere Protective Life Insurance Company and The Paul Revere Variable Annuity Insurance Company, and the Stock Purchase Agreement, dated as of September 23, 1993, between Textron and Paul Revere (together, the "Paul Revere Stock Purchase Agreements").

     In the event Junior Subordinated Debt Securities are issued to a Textron Trust or a trustee of such trust in connection with the issuance of Trust Securities of such Textron Trust, for so long as such Trust Securities remain outstanding, Textron will covenant (i) to directly or indirectly maintain 100% ownership of the Trust Common Securities of such Textron Trust; provided, however, that any permitted successor of Textron under the Junior Subordinated Indenture may succeed to Textron's ownership of such Trust Common Securities
(ii) not voluntarily dissolve, wind-up or terminate such Textron Trust, except in connection with a distribution of Junior Subordinated Debt Securities upon a Special Event and in connection with certain mergers, consolidations or amalgamations permitted by the Declaration of the applicable Textron Trust,
(iii) timely perform its duties as Sponsor of the applicable Textron Trust and
(iv) to use its reasonable efforts to cause such Textron Trust (a) to remain a statutory business trust, except in connection with the distribution of Junior Subordinated Debt Securities to the holders of Trust Securities in liquidation of such Textron Trust, the redemption of all of the Trust Securities of such Textron Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration of such Textron Trust, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes. (ss. 10.5)

     Certain Provisions Applicable to Textron Partnership. In the event Junior Subordinated Debt Securities are issued to Textron Partnership in connection with the issuance of a series of Partnership Preferred Securities by Textron Partnership, such Junior Subordinated Debt Securities subsequently may be distributed to the holders of such series of Partnership Preferred Securities in connection with the dissolution of Textron Partnership upon the occurrence of certain events described in the Prospectus Supplement relating to such series of Partnership Preferred Securities. If Junior Subordinated Debt Securities are issued to Textron Partnership in connection with the issuance of Partnership Preferred Securities by Textron Partnership and (i) there shall have occurred any event that would constitute an Event of Default, (ii) Textron shall be in default with respect to its payment of any obligations under the related Partnership Guarantee (as defined below), or (iii) Textron shall have given notice of its election to defer payments or interest on such Junior Subordinated Debt Securities by extending the interest payment period as provided in the Junior Subordinated Indenture and such period, or any extension thereof, shall be continuing, then (a) Textron will not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payment with respect thereto and (b) Textron shall not make any payment of interest, principal (or premium, if any, on) or repay, repurchase or redeem any debt securities issued by Textron which rank pari passu with or junior to such Junior Subordinated Debt Securities. The Partnership Guarantee, however, will except from the foregoing (i) any stock dividends paid by Textron where the dividend stock is the same stock as that on which the dividend is being paid and (ii) any purchases by Textron of its common stock from Paul Revere or its subsidiaries pursuant to the Paul Revere Stock Purchase Agreements.

     So long as any Junior Subordinated Debt Securities are held by Textron Partnership, Textron will covenant that the General Partner shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Special Representative, or exercising any trust or power conferred on the Special Representative with respect to the Junior Subordinated Debt Securities,
(ii) waive any past default which is waivable under the Junior Subordinated Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debt Securities shall be due and payable, or (iv) consent to any amendment, modification or termination of the Junior Subordinated Debt Securities or of the Junior Subordinated Indenture without, in each case, obtaining the prior approval of the holders of at least a majority or more of the aggregate liquidation preference of the Partnership Preferred Securities then outstanding, provided, however, that where a consent under the Junior Subordinated Debt Securities would require the consent of each holder affected thereby, no such consent shall be given by the General Partner without the prior consent of each holder of the Partnership Preferred Securities. The General Partner shall not revoke any action previously authorized or approved by a vote of Partnership Preferred Securities without the approval of the holders of Partnership Preferred Securities representing a majority or more of the aggregate liquidation preference of the Outstanding Partnership Preferred Securities. (ss. 10.6)

     Textron will also covenant (i) to remain the sole direct or indirect general partner of Textron Partnership and maintain direct or indirect ownership of 100% of the general partner interests thereof; provided that any permitted successor of Textron under the Junior Subordinated Indenture may succeed to duties as General Partner, (ii) to contribute capital to the extent required to maintain its capital at an amount equal to at least 3% of the total capital contributions to Textron Partnership, (iii) not to voluntarily dissolve, wind-up or terminate Textron Partnership, except in connection with the distribution of Junior Subordinated Debentures upon a Special Event and in connection with the certain mergers, consolidations or amalgamations permitted by the agreement of limited partnership of Textron Partnership, (iv) timely perform all of its duties as General Partner of Textron Partnership and (v) to use its reasonable efforts to cause Textron Partnership to remain a limited partnership except in connection with a distribution of Junior Subordinated Debt Securities upon a Special Event as provided in the limited partnership agreement of Textron Partnership, the redemption of all Partnership Preferred Securities of the applicable series and in connection with certain mergers, consolidations or amalgamations permitted by the limited partnership agreement of Textron Partnership, and otherwise continue to be treated as a partnership for United States federal income tax purposes. (ss. 10.6)

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

     Each Textron Trust may issue, from time to time, only one series of Trust Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Declaration of each Textron Trust authorizes the Regular Trustees of such Textron Trust to issue on behalf of such Textron Trust one series of Trust Preferred Securities. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Trust Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth in the Declaration or made part of the Declaration by the Trust Indenture Act. Reference is made to any Prospectus Supplement relating to the Trust Preferred Securities of a Textron Trust for specific terms, including
(i) the distinctive designation of such Trust Preferred Securities, (ii) the number of Trust Preferred Securities issued by such Textron Trust, (iii) the annual distribution rate (or method of determining such rate) for Trust Preferred Securities issued by such Textron Trust and the date or dates upon which such distributions shall be payable, (iv) whether distributions on Trust Preferred Securities issued by such Textron Trust shall be cumulative, and, in the case of Trust Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Trust Preferred Securities issued by such Textron Trust shall be cumulative, (v) the amount or amounts which shall be paid out of the assets of such Textron Trust to the Holders of Trust Preferred Securities of such Textron Trust upon voluntary or involuntary dissolution, winding-up or termination of such Textron Trust, (vi) the obligation, if any, of such Textron Trust to purchase or redeem Trust Preferred Securities issued by such Textron Trust and the price or prices at which, the period or periods within which and the terms and conditions upon which Trust Preferred Securities issued by such Textron Trust shall be purchased or redeemed, in whole or in part, pursuant to such obligation, (vii) the voting rights, if any, of Trust Preferred Securities issued by such Textron Trust in addition to those required by law, including the number of votes per Trust Preferred Security and any requirement for the approval by the holders of Trust Preferred Securities, or of Trust Preferred Securities issued by one or more Textron Trusts, or of both, as a condition to specified action or amendments to the Declaration of such Textron Trust, and
(viii) any other relevant rights, preferences, privileges, limitations or restrictions of Trust Preferred Securities issued by such Textron Trust consistent with the Declaration of such Textron Trust or with applicable law. All Trust Preferred Securities offered hereby will be guaranteed by Textron to the extent set forth below under "Description of Trust Guarantees." Certain United States federal income tax considerations applicable to any offering of Trust Preferred Securities will be described in the Prospectus Supplement relating thereto.

     In connection with the issuance of Trust Preferred Securities, each Textron Trust will issue one series of Trust Common Securities. The Declaration of each Textron Trust authorizes the Regular Trustees of such trust to issue on behalf of such Textron Trust one series of Trust Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be set forth therein. The terms of the Trust Common Securities issued by such Textron Trust will be substantially identical to the terms of the Trust Preferred Securities issued by such trust and the Trust Common Securities will rank pari passu, and payments will be made thereon pro rata with the Trust Preferred Securities except that, upon an Event of Default under the Declaration, the rights of the holders of the Trust Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Trust Preferred Securities. Except in certain limited circumstances, the Trust Common Securities will also carry the right to vote and to appoint, remove or replace any of the Textron Trustees of such Textron Trust. All of the Trust Common Securities of a Textron Trust will be directly or indirectly owned by Textron.

                        DESCRIPTION OF TRUST GUARANTEES

     Set forth below is a summary of information concerning the Trust Guarantees that will be executed and delivered by Textron for the benefit of the holders, from time to time, of Trust Preferred Securities. Each Trust Guarantee will be qualified as an indenture under the Trust Indenture Act. The Chase Manhattan Bank, N.A. will act as indenture trustee under each Trust Guarantee (the "Trust Preferred

Securities Guarantee Trustee"). The terms of each Trust Guarantee will be those set forth in such Trust Guarantee and those made part of such Trust Guarantee by the Trust Indenture Act. The summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Trust Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the Trust Indenture Act. Each Trust Guarantee will be held by the Trust Preferred Securities Guarantee Trustee for the benefit of the holders of the Trust Preferred Securities of a Textron Trust.

GENERAL

     Pursuant to and to the extent set forth in each Trust Guarantee, Textron will irrevocably and unconditionally agree to pay in full to the holders of the Trust Preferred Securities issued by a Textron Trust (except to the extent paid by such Textron Trust), as and when due, regardless of any defense, right of set-off or counterclaim which such Textron Trust may have or assert, the following payments (the "Trust Guarantee Payments"), without duplication: (i) any accrued and unpaid distributions that are required to be paid on such Trust Preferred Securities, to the extent such Textron Trust shall have funds available therefor, (ii) the redemption price, including all accrued and unpaid distributions (the "Redemption Price"), to the extent such Textron Trust has funds available therefor with respect to any Trust Preferred Securities called for redemption by such Textron Trust and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of such Textron Trust (other than in connection with the distribution of Junior Subordinated Debt Securities to the holders of Trust Preferred Securities or the redemption of all of the Trust Preferred Securities) the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on such Trust Preferred Securities to the date of payment to the extent such Textron Trust has funds available therefor or (b) the amount of assets of such Textron Trust remaining for distribution to holders of such Trust Preferred Securities in liquidation of such Textron Trust. Textron's obligation to make a Trust Guarantee Payment may be satisfied by direct payment of the required amounts by Textron to the holders of Trust Preferred Securities or by causing such Textron Trust to pay such amounts to such holders.

     Each Trust Guarantee will be a guarantee on a subordinated basis with respect to the Trust Preferred Securities issued by a Textron Trust from the time of issuance of such Trust Preferred Securities but will not apply to any payment of distributions except to the extent such Textron Trust shall have funds available therefor. If Textron does not make interest payments on the Junior Subordinated Debt Securities purchased by a Textron Trust, such Textron Trust will not pay distributions on the Trust Preferred Securities issued by such Textron Trust and will not have funds available therefor. See "Particular Terms of the Junior Subordinated Debt Securities." The Trust Guarantee, when taken together with Textron's obligations under the Subordinated Debt Securities, the Subordinated Indenture, and the Declaration provide a full and unconditional guarantee on a subordinated basis by Textron of payments due on the Trust Preferred Securities.

     Textron has also agreed to irrevocably and unconditionally guarantee the obligations of each Textron Trust with respect to the Trust Common Securities (the "Trust Common Guarantees") to the same extent as the Trust Guarantees, except that, upon an Event of Default under the Junior Subordinated Indenture, holders of Trust Preferred Securities of Textron Trust under the Trust Guarantee shall have priority over holders of Trust Common Securities of such Textron Trust under the applicable Trust Common Guarantee with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF TEXTRON

     In each Trust Guarantee, Textron will covenant that, so long as any Trust Preferred Securities issued by a Textron Trust remain outstanding, if there shall have occurred any event that would constitute an Event of Default under such Trust Guarantee or the Declaration of such Textron Trust, then (a) Textron will not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payment with respect thereto and (b) Textron shall not make any payment of interest, principal

(or premium, if any, on) or repay, repurchase or redeem any debt securities issued by Textron which rank pari passu with or junior to such Junior Subordinated Debt Securities. Each Trust Guarantee, however, will except from the foregoing (i) any stock dividends paid by Textron where the dividend stock is the same stock as that on which the dividend is being paid and (ii) any purchases by Textron of its common stock from Paul Revere or its subsidiaries pursuant to the Paul Revere Stock Purchase Agreements.

MODIFICATION OF THE TRUST GUARANTEES; ASSIGNMENT

     Except with respect to any changes that do not adversely affect the rights of holders of Trust Preferred Securities (in which case no vote will be required), each Trust Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Trust Preferred Securities issued by a Textron Trust. The manner of obtaining any such approval of holders of such Trust Preferred Securities will be set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in a Trust Guarantee shall bind the successors, assignees, receivers, trustees and representatives of Textron and shall inure to the benefit of the holders of the Trust Preferred Securities of a Textron Trust then outstanding.

EVENTS OF DEFAULT

     An Event of Default under the Trust Guarantee will occur upon the failure of Textron to perform any of its payments or other obligations thereunder. The holders of a majority in liquidation amount of the Trust Preferred Securities to which a Trust Guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trust Preferred Securities Guarantee Trustee in respect of the Trust Guarantee or to direct the exercise of any trust or power conferred upon the Trust Preferred Securities Guarantee Trustee under the Trust Guarantee.

     Notwithstanding the foregoing, any holder of Trust Preferred Securities relating to such Trust Guarantee may institute a legal proceeding directly against Textron to enforce such holder's rights under such Trust Guarantee without first instituting a legal proceeding against a Textron Trust, the Trust Preferred Securities Guarantee Trustee or any other person or entity.

     Textron will be required to provide annually to the Trust Preferred Securities Guarantee Trustee a statement as to the performance by Textron of certain of its obligations under each of the Trust Guarantees and as to any default in such performance.

INFORMATION CONCERNING THE TRUST PREFERRED SECURITIES GUARANTEE TRUSTEE

     The Trust Preferred Securities Guarantee Trustee, prior to the occurrence of a default, undertakes to perform only such duties as are specifically set forth in the Trust Guarantee and, after default with respect to a Trust Guarantee, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Trust Preferred Securities Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a Trust Guarantee Agreement at the request of any holder of Trust Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE TRUST GUARANTEES

     Each Trust Guarantee will terminate as to the Trust Preferred Securities issued by a Textron Trust upon full payment of the Redemption Price of all Trust Preferred Securities of such Textron Trust, upon distribution of the Junior Subordinated Debt Securities held by such Textron Trust to the holders of the Trust Preferred Securities of a Textron Trust or upon full payment of the amounts payable in accordance with the Declaration of such Textron Trust upon liquidation of such Textron Trust. Each Trust Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities issued by a Textron Trust must restore payment of any sums paid under such Trust Preferred Securities or such Trust Guarantee.

STATUS OF THE TRUST GUARANTEES

     Each Trust Guarantee will constitute an unsecured obligation of Textron and will rank (i) subordinate and junior in right of payment to all other liabilities of Textron, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by Textron and with any guarantee now or hereafter entered into by Textron in respect of any preferred or preference stock of any affiliate of Textron (including the Partnership Guarantee) and
(iii) senior to Textron's common stock. The terms of the Trust Preferred Securities provide that each holder of Trust Preferred Securities issued by a Textron Trust by acceptance thereof agrees to the subordination provisions and other terms of the applicable Trust Guarantee.

     Each Trust Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under a Trust Guarantee without instituting a legal proceeding against any other person or entity).

GOVERNING LAW

     The Trust Guarantees will be governed by and construed in accordance with the law of the State of New York.

                DESCRIPTION OF PARTNERSHIP PREFERRED SECURITIES

     Textron Partnership may issue, from time to time, Partnership Preferred Securities, in one or more series, having terms described in the Prospectus Supplement relating thereto. The agreement of limited partnership of Textron Partnership will be amended and restated (as so amended and restated, the "Limited Partnership Agreement") to authorize the establishment of one or more series of Partnership Preferred Securities, having such terms, including dividends, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be set forth therein or otherwise established by the General Partner pursuant thereto. Reference is made to the Prospectus Supplement relating to the Partnership Preferred Securities of a particular series for specific terms, including (i) the distinctive designation of such series that shall distinguish it from other series; (ii) the number of Partnership Preferred Securities included in such series, which number may be increased or decreased from time to time unless otherwise provided by the General Partner in creating the series; (iii) the annual dividend rate (or method of determining such rate) for Partnership Preferred Securities of such series and the date or dates upon which such dividends shall be payable; (iv) whether dividends on Partnership Preferred Securities of such series shall be cumulative, and, in the case of Partnership Preferred Securities of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on Partnership Preferred Securities of such series shall be cumulative; (v) the amount or amounts that shall be paid out of the assets of Textron Partnership to the holders of Partnership Preferred Securities of such series upon voluntary or involuntary dissolution, winding-up or termination of Textron Partnership; (vi) the price or prices at which, the period or periods within which, and the terms and conditions upon which, Partnership Preferred Securities of such series may be redeemed or purchased, in whole or in part, at the option of Textron Partnership or the General Partner; (vii) the obligation, if any, of Textron Partnership to purchase or redeem Partnership Preferred Securities of such series and the price or prices at which, the period or periods within which, and the terms and conditions upon which, Partnership Preferred Securities of such series shall be purchased or redeemed, in whole or in part, pursuant to such obligation; (viii) the voting rights, if any, of Partnership Preferred Securities of such series in addition to those required by law, including the number of votes per Partnership Preferred Security and any requirement for the approval by the holders of Partnership Preferred Securities, or of Partnership Preferred Securities of one or more series, or of both, as a condition to specified action or amendments to the Limited Partnership Agreement; and (ix) any other relative rights, preferences, privileges, limitations or restrictions of Preferred Securities of the series not inconsistent with the Limited Partnership Agreement or with applicable law. All Partnership Preferred Securities offered hereby will be guaranteed by Textron to the extent set forth below under "Description of Partnership Guarantee." Any applicable federal income tax considerations applicable to any offering of Preferred Securities will be described in the Prospectus Supplement relating thereto.

                      DESCRIPTION OF PARTNERSHIP GUARANTEE

     Set forth below is a summary of information concerning the Partnership Guarantee that will be executed and delivered by Textron for the benefit of the holders from time to time of Partnership Preferred Securities. The summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Partnership Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

     Pursuant to and to the extent set forth in the Partnership Guarantee, Textron will irrevocably and unconditionally agree to pay in full to the holders of the Partnership Preferred Securities of each series (to the extent not paid by Textron Partnership), as and when due, regardless of any defense, right of set-off or counterclaim that Textron Partnership may have or assert, the following payments (the "Partnership Guarantee Payments"), without duplication:
(i) any accrued and unpaid dividends that have theretofore been declared on the Partnership Preferred Securities of such series, (ii) the redemption price, including all accrued and unpaid dividends (the "Redemption Price"), with respect to any Partnership Preferred Securities called for redemption by Textron Partnership and (iii) upon a liquidation of Textron Partnership, the lesser of
(a) the aggregate of the liquidation preference and all accrued and unpaid dividends on the Partnership Preferred Securities of such series to the date of payment and (b) the amount of assets of Textron Partnership remaining available for distribution to holders of Partnership Preferred Securities of such series in liquidation of Textron Partnership, payable in kind. Textron's obligation to make a Partnership Guarantee Payment may be satisfied by direct payment of the required amounts by Textron to the holders of Partnership Preferred Securities or by causing Textron Partnership to pay such amounts to such holders.

     The Partnership Guarantee will be a guarantee on a subordinated basis with respect to each series of Partnership Preferred Securities from the time of issuance of such series of Partnership Preferred Securities, but will not apply to any payment of dividends unless and until such dividends are declared. If Textron does not make interest payments on the Junior Subordinated Debt Securities purchased by Textron Partnership, it is expected that Textron Partnership will not declare or pay dividends on the Partnership Preferred Securities. See "Particular Terms of the Junior Subordinated Debt Securities." Textron, as General Partner, will be required to declare distributions on the Partnership Preferred Securities in connection with each distribution payment date to the extent that Textron reasonably anticipates that, at the time of payment, Textron Partnership has (1) cash on hand sufficient to make such distribution payments and (2) funds legally available for such distribution payment. The Partnership Guarantee, when taken together with Textron's obligations under the Junior Subordinated Debt Securities, the Subordinated Indenture, the Limited Partnership Agreement and the written action of the General Partner with respect to the applicable series of Partnership Preferred Securities will provide a full and unconditional guarantee on a subordinated basis by Textron of payments due on the Preferred Securities.

CERTAIN COVENANTS OF TEXTRON

     In the Partnership Guarantee, Textron will covenant that, so long as any Partnership Preferred Securities remain outstanding, if at such time Textron shall be in default with respect to its payment obligations under the Partnership Guarantee or there shall have occurred any Event of Default under the Junior Subordinated Indenture, then (a) Textron will not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payment with respect thereto, and (b) Textron shall not make any payment of interest, principal (or premium, if any, on) or repay, repurchase or redeem any debt securities issued by Textron which rank pari passu with or junior to such Junior Subordinated Debt

Securities. The Partnership Guarantee, however, will except from the foregoing
(i) any stock dividends paid by Textron where the dividend stock is the same stock as that on which the dividend is being paid and (ii) any purchases by Textron of its common stock from Paul Revere or its subsidiaries pursuant to the Paul Revere Stock Purchase Agreements.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes that do not adversely affect the rights of holders of Partnership Preferred Securities (in which case no consent will be required), the Partnership Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation preference of the outstanding Partnership Preferred Securities. The manner of obtaining any such approval of holders of the Partnership Preferred Securities of each series will be as set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in the Partnership Guarantee shall bind the successors, assigns, receivers, trustees and representatives of Textron and shall inure to the benefit of the holders of the Partnership Preferred Securities then outstanding.

TERMINATION OF THE PARTNERSHIP GUARANTEE

     The Partnership Guarantee will terminate and be of no further force and effect as to the Partnership Preferred Securities of any series upon full payment of the Redemption Price of all Partnership Preferred Securities of such series, and will terminate completely upon full payment of the amounts payable in accordance with the Limited Partnership Agreement upon liquidation of Textron Partnership. See "Description of Debt Securities -- Events of Default" and "Particular Terms of the Junior Subordinated Debt Securities -- Events of Default" for a description of the events of default and enforcement rights of the holders of Junior Subordinated Debt Securities. The Partnership Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Partnership Preferred Securities of any series must, in accordance with the Delaware Revised Uniform Limited Partnership Act (the "Partnership Act"), restore payment of any sum paid under such series of Partnership Preferred Securities or the Partnership Guarantee. The Partnership Act provides that a limited partner of a limited partnership who wrongfully receives a distribution, may be liable to the limited partnership for the amount of such distribution.

STATUS OF THE PARTNERSHIP GUARANTEE

     Textron's obligations under the Partnership Guarantee to make the Partnership Guarantee Payments will constitute an unsecured obligation of Textron and will rank (i) subordinate and junior in right of payment to all other liabilities of Textron, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by Textron and with any guarantee now or hereafter entered into by Textron in respect of any preferred or preference stock of any affiliate of Textron (including any Trust Guarantee) and (iii) senior to Textron's common stock. The Limited Partnership Agreement provides that each holder of Partnership Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Partnership Guarantee.

     The Partnership Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity). The Partnership Guarantee will be deposited with the General Partner to be held for the benefit of the holders of each series of the Partnership Preferred Securities. In the event of the appointment of a Special Representative to, among other things, enforce the Partnership Guarantee, the Special Representative may take possession of the Partnership Guarantee for such purpose. If no Special Representative has been appointed to enforce the Partnership Guarantee, the General Partner has the right to enforce the Partnership Guarantee on behalf of the holders of each series of the Partnership Preferred Securities. The holders of not less than a majority in aggregate liquidation preference of the Partnership Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of the Partnership Guarantee, including the giving of directions to the General

Partner or the Special Representative, as the case may be. If the General Partner or the Special Representative fails to enforce the Partnership Guarantee as above provided, any holder of Preferred Securities may institute a legal proceeding directly against Textron to enforce its rights under the Partnership Guarantee, without first instituting a legal proceeding against Textron Partnership or any other person or entity. Notwithstanding the foregoing, if Textron has failed to make a guarantee payment, a holder of Partnership Preferred Securities may directly institute a proceeding against Textron to enforce such payment under the Partnership Guarantee. The Partnership Guarantee will not be discharged except by payment of the Partnership Guarantee Payments in full (without duplication of amounts theretofore paid by Textron Partnership).

GOVERNING LAW

     The Partnership Guarantee will be governed by and construed in accordance with the law of the State of New York.

                              PLAN OF DISTRIBUTION

     Textron may sell any series of Debt Securities and any Textron Trust and Textron Partnership may sell Preferred Securities in one or more of the following ways from time to time: (i) to or through underwriters or dealers,
(ii) directly to purchasers, or (iii) through agents. The Prospectus Supplement with respect to any Offered Securities will set forth (i) the terms of the offering of the Offered Securities, including the name or names of any underwriters, dealers or agents, (ii) the purchase price of the Offered Securities and the proceeds to Textron, Textron Trust or Textron Partnership, as the case may be, from such sale, (iii) any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation, (iv) any initial public offering prices, (v) any discounts or concessions allowed or reallowed or paid to dealers, and (vi) any securities exchange on which such Offered Securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

     If dealers are utilized in the sale of Offered Securities, Textron, the applicable Textron Trust and/or Textron Partnership will sell such Offered Securities to the dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     Any series of Debt Securities may be sold from time to time either directly by Textron or through agents designated by Textron. Any series of Preferred Securities may be sold from time to time either directly by a Textron Trust and/or Textron Partnership or by their respective designated agents. Any agent involved in the offer or sale of the Offered Securities in respect to which this Prospectus is delivered will be named, and any commissions payable by Textron, the applicable Textron Trust and/or Textron Partnership to such agent will be set forth in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     The Debt Securities may be sold directly by Textron and the Preferred Securities may be sold directly by a Textron Trust and/or Textron Partnership to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

     If so indicated in the Prospectus Supplement, Textron, the applicable Textron Trust and/or Textron Partnership will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase Offered Securities from Textron, such Textron Trust and/or Textron Partnership at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts (the "Contracts") providing for payment and delivery on a specified date or dates in the future. Such Contracts will not be subject to any conditions except (a) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (b) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by the Contracts. The Prospectus Supplement will set forth the commission payable for solicitation of such Contracts.

     Agents, dealers and underwriters may be entitled, under agreements with Textron, a Textron Trust and/or Textron Partnership, to indemnification by Textron, the applicable Textron Trust and/or Textron Partnership against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for Textron, a Textron Trust and/or Textron Partnership in the ordinary course of business.

     Each series of Offered Securities will be a new issue of securities and will have no established trading market. Any underwriters to whom Offered Securities are sold for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Offered Securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the Offered Securities.

                                 LEGAL OPINIONS

     The validity of the Senior Debt Securities, Subordinated Debt Securities, Junior Subordinated Debt Securities, Trust Guarantees and Partnership Guarantee and certain legal matters relating thereto will be passed upon for Textron, the Textron Trusts and Textron Partnership by Michael D. Cahn, Assistant General Counsel-Corporate of Textron. The validity of the Trust Preferred Securities and Partnership Preferred Securities and certain legal matters relating thereto will be passed upon for Textron, the Textron Trusts and Textron Partnership by Skadden, Arps, Slate, Meagher & Flom, New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedules of Textron Inc. included or incorporated by reference in Textron's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, incorporated in this Prospectus by reference, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are, and consolidated audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

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









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

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TEXTRON INC. OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF TEXTRON INC. SINCE THE DATE HEREOF.

         ------------------------

            TABLE OF CONTENTS

                                          PAGE
                                          ----
            PROSPECTUS SUPPLEMENT
The Company.............................   S-3
Capitalization of Textron Parent Company
  Borrowing Group.......................   S-4
Ratio of Income to Fixed Charges........   S-5
Use of Proceeds.........................   S-5
Summary Consolidated Financial Data.....   S-6
Description of the Notes................   S-7
Underwriting............................   S-9
Legal Matters...........................   S-9

                  PROSPECTUS
Available Information...................     2
Incorporation of Certain Documents by
  Reference.............................     3
Textron Inc. ...........................     4
Textron Trusts..........................     4
Textron Finance, L.P. ..................     5
Use of Proceeds.........................     5
Description of Debt Securities..........     5
Description of Trust Preferred
  Securities............................    15
Description of Trust Guarantees.........    15
Description of Partnership Preferred
  Securities............................    18
Description of Partnership Guarantee....    19
Plan of Distribution....................    21
Legal Opinions..........................    22
Experts.................................    22

$200,000,000

TEXTRON INC.

6 5/8% NOTES DUE 2007

(LOGO)

SALOMON BROTHERS INC

MERRILL LYNCH & CO.

MORGAN STANLEY DEAN WITTER

PAINEWEBBER INCORPORATED

SMITH BARNEY INC.

PROSPECTUS SUPPLEMENT

DATED NOVEMBER 18, 1997